EXHIBIT 23

MID PENN BANCORP, INC.

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Mid Penn Bancorp, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission of our report dated March 2, 2009, relating to the consolidated financial statements of Mid Penn Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Mid Penn Bancorp, Inc. on Form S-3 (Registration No. 333-156759, effective February 4, 2009).

Williamsport, Pennsylvania

March 2, 2009